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                                                                   Exhibit 10.01



                                 20 August 2001

Jeffrey Epstein
107 Canoe Hill Road
New Canaan, CT  06840

                  Re:      Your New Capacity at DoubleClick
                           --------------------------------
Dear Jeff:

                  This letter agreement will confirm our understandings and obligations in connection with your separation from DoubleClick Inc. As used in this letter agreement, "DoubleClick" is defined to include, as appropriate, DoubleClick Inc., any directly or indirectly held subsidiary, any affiliated entity, and any successor to any of the foregoing.

                  Resignation. You hereby resign, effective 24 August 2001, from your position as Executive Vice President, Corporate Development, and any other currently-held positions with DoubleClick. This letter agreement confirms that your authority and responsibility for any DoubleClick "policymaking function" (as that term is used in Rule 16a-1 to the Rules and Regulations to the Securities Exchange Act of 1934) immediately ceases upon your resignation from these positions. From 24 August 2001 through the Termination Date (as defined below), you will continue to be employed by DoubleClick and will assist in those special projects as may be designated by DoubleClick's Chief Executive Officer and reasonably acceptable to you. DoubleClick acknowledges that you will be able to serve in your new capacity without being present in DoubleClick's offices on a daily basis.

                  Separation Pay. In lieu of a notice period and in consideration for your agreeing to the terms of this agreement, you will receive your regular salary at your current base rate of pay for the period from today until 01 March 2002 (the "Termination Date"). In addition, on or before 01 April 2002, you will receive 8/12 of your full-year 2001 bonus paid at target. All payments will be less (x) customary deductions and (y) withholding.

                  Stock Sales. Immediately following your resignation, DoubleClick will, to the extent necessary, file to remove you as a Section 16 reporting officer. You acknowledge that you are familiar with the trading and reporting requirements applicable to a former Section 16 reporting officer. Until the Termination Date,




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Jeffrey Epstein
20 August 2001
Page 2


you agree to continue to abide by DoubleClick's insider trading policies, for which purposes you shall remain a "Listed Employee." Following the Termination Date until 2 January 2003, you agree to notify DoubleClick in advance of any planned stock sales, although it is acknowledged that you will no longer be subject to DoubleClick's insider trading policies following the Termination Date.

                  Stock Options. This letter agreement confirms that all stock options granted to you by DoubleClick prior to the date of this letter will continue to vest according to their respective terms through the Termination Date.

                  Release of Claims. On or promptly following the Termination Date, DoubleClick hereby agrees to execute the release attached hereto as Exhibit A, and you hereby agree to execute the release attached hereto as Exhibit B. You acknowledge and agree that DoubleClick's obligation to pay any separation pay to you hereunder (other than salary continuation) is expressly contingent upon your execution of the release attached as Exhibit B (provided that DoubleClick concurrently executes the release attached as Exhibit A).

                  Confidentiality. You shall keep the terms and conditions of this agreement strictly confidential. You shall not disclose the terms of this agreement, except to your tax, finance, or legal advisors, or to your immediate family members, or to potential new employers, each of whom will also have an obligation of confidentiality.

                  You further recognize and reaffirm that the Employee Covenant of Confidentiality and the Employee Proprietary Information and Inventions Agreement you signed pursuant to your employment with DoubleClick continue in full force and effect. You agree that you will never disclose DoubleClick trade secret or proprietary information, including but not limited to information in its databases, technical or scientific information relating to current or future products, services, or research, business or marketing plans or projections, earnings and other financial data, personnel information, including executive and organizational changes, software, computer systems and programs, and policies and procedures of DoubleClick.

                  Return of Company Property. By signing below, you agree that you will use your best efforts to return to DoubleClick, on or before the Termination Date, any documents (including electronic documents, disks, and files) that you received and/or created as part of your employment with DoubleClick and that remain in your possession, custody or control, and you further agree that you will not, to the best of your knowledge and belief, have retained (yourself or through an agent) any copies thereof. You further agree that you will use your best efforts to return, on or before the Termination Date, all tangible company property that remains in your possession, custody or control, including but not limited to company-sponsored credit cards and/or calling cards, keys, badges, and any other company property . As partial consideration of this agreement, DoubleClick will transfer ownership of your cellular telephone and




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Jeffrey Epstein
20 August 2001
Page 3


laptop computer. You agree and understand that your material compliance with the requirements of this paragraph is an express condition to your entitlement to the Separation Pay (other than salary continuation) set forth above. We acknowledge that you will vacate your office following the date of this letter agreement, and that you may remove your personal belongings from the company premises at your convenience. You agree that DoubleClick may, at its discretion, examine all documents and other materials that you have designated as personal, prior to their removal from the company premises.

                  Outplacement. DoubleClick will pay for outplacement services with the company's selected vendor with maximum coverage of $10,000 or six months. The six month period will commence at your discretion.

                  Non-Solicitation. You agree that, for a period of one year from your Termination Date, you may not solicit any DoubleClick employee on behalf of another employer or encourage any DoubleClick employee to leave the company. Similarly, you agree that, for the same one-year period, you may not solicit any DoubleClick account, on your behalf or on behalf of any other individual or entity, for the purpose of engaging in "DoubleClick Competitive Business" (as defined in the following paragraph).

                  Non-Competition. You agree that, for a period of one year following your Termination Date, you may not, as an employee, agent, consultant, advisor, independent contractor, partner, officer, director, stockholder, owner, co-venturer, principal, investor, lender, or guarantor of any corporation, partnership, or other entity, or in any other capacity, directly or indirectly:
(a) engage in any business in which DoubleClick, as of the Termination Date, is engaged or, to your knowledge, proposes to engage, in each case as a material part of DoubleClick's business ("DoubleClick Competitive Business"); (b) authorize your name to be used in connection with a DoubleClick Competitive Business; or (c) acquire any debt, equity, or other ownership interest in any person or entity engaged, to your knowledge, in a DoubleClick Competitive Business, except that you may own, in the aggregate, not more than one percent (1%) of the outstanding equity of any publicly-traded entity that is engaged in a DoubleClick Competitive Business as a material part of such entity's business. You hereby acknowledge that the scope of this non-competition obligation is fair and reasonable, and is given in consideration of the other benefits set forth in this letter agreement.

                  Duty to Cooperate. You agree to cooperate with DoubleClick, on reasonable request and at DoubleClick's sole expense, in providing truthful testimony or information with respect to all inquiries or investigations, claims and litigation pertaining to DoubleClick. You will not be required to be a signatory related to the accuracy of the company's financial statements for any period after 30 June 2001.




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Jeffrey Epstein
20 August 2001
Page 4


                  Indemnification. DoubleClick hereby confirms that, with respect to any matter in which (i) you are named as a defendant or (ii) your actions as an officer or employee of DoubleClick are at issue, you will remain entitled to all indemnification and related protections currently extended to DoubleClick's officers under its certificate of incorporation and bylaws. However, DoubleClick will not (except to the extent otherwise currently provided in DoubleClick's certificate of incorporation or bylaws) be obligated to indemnify or defend you in any instance in which DoubleClick, in its reasonable discretion exercised in good faith, believes that you have been involved in an act of fraud, gross negligence or willful misconduct. This letter agreement confirms that you will continue to be covered under DoubleClick's directors' and officers' insurance for matters occurring during your tenure as an officer or employee of DoubleClick Inc. or as a director of its affiliated entities.

                  Non-Disparagement. DoubleClick agrees not to disparage your professional or personal reputation. Similarly, you agree not to disparage DoubleClick or the professional or personal reputation of any DoubleClick representative. An internal announcement and press release will be drafted for your advance review. You and DoubleClick agree to respond to inquiries about your departure with a mutually agreed upon statement. Notwithstanding the foregoing, you agree not to respond to press inquiries about your separation from DoubleClick without DoubleClick's prior agreement. If a prospective employer contacts DoubleClick regarding your employment, a senior executive of DoubleClick will provide a positive account of your service to DoubleClick. Otherwise, only title and dates of employment will be released without your advance written consent.

                  Benefits. You are entitled to the following benefits: You will receive payment for any accrued but unused Paid Time Off days. You will receive any entitlement under DoubleClick's 401(k) plan in accordance with the terms of the plan as applied to all covered employees. You will be refunded the post-tax value of your cash balance from contributions, if any, to the Employee Stock Purchase Plan. You will be reimbursed for any usual and ordinary business expenses incurred in connection with your employment in accordance with DoubleClick's expense policy. You will be entitled to retain, and exercise, all stock options vested on or before the Termination Date in accordance with the terms expressed in the respective notices of grant of stock option. Your entitlement to stock option vesting shall cease completely as of that date.

                  Your benefits and coverages under the medical insurance arrangements to which you are subject as of the date of this agreement will continue, under the current terms and conditions, through the Termination Date, on which date such benefits and coverages will cease and you will be eligible to continue such benefits and coverages at your expense pursuant to the federal law known as COBRA. You will be receiving more detailed information concerning your option to continue your health coverage under separate cover. Other than the foregoing benefits and the Separation Pay set forth above, you will not be entitled to any form of payment or benefit.




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Jeffrey Epstein
20 August 2001
Page 5


                  Entire Agreement/Choice of Law/Severability. This agreement contains the entire agreement between the parties, and shall be governed by the laws of the State of New York without giving effect to its principles of conflicts of law. You hereby agree that you are subject to the jurisdiction of the courts of the State of New York. This agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                  Should any provision of this agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be part of this agreement.

                  Acknowledgment. You acknowledge by signing this agreement that you have read it in its entirety, understand all of its terms and conditions, and knowingly and voluntarily assent to those terms and conditions. Any alterations to this agreement shall not affect its terms; your signature shall be deemed an acceptance of its terms without modification. You further acknowledge that you have been advised of your right to consult with counsel in connection with this agreement.

                  You have 21 days to consider this agreement (a period which you may waive) before signing it and returning it. In addition, if you sign and return this agreement, you have seven days after signing it to revoke your release and waiver of claims under the ADEA by notifying me, in writing. You understand that, in the event you revoke your release of claims under the ADEA, DoubleClick will be relieved of its obligation to provide you the Separation Pay. Therefore, the promise to provide to you the Separation Pay will take effect eight days after you return this signed agreement (assuming you do not revoke your release of ADEA claims).




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Jeffrey Epstein
20 August 2001
Page 6


                  To signify your acceptance of these terms, please sign and date this agreement in the space provided and return the original to me.

                                         Very truly yours,

                                         DoubleClick Inc.


                                         By:      /s/ Brian Schipper
                                            ------------------------------------
                                                  Brian Schipper
                                                  Sr. Vice President
                                                  Human Resources
AGREED TO AND ACCEPTED:


 /s/ Jeffrey Epstein
-----------------------------------
     Jeffrey Epstein

  August 20, 2001
-----------------------------------
     Date





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                                    Exhibit A

                      RELEASE OF CLAIMS BY DOUBLECLICK INC.


         For good and valuable consideration, DoubleClick Inc., on its own behalf and on behalf of any present and former subsidiaries, divisions, departments, affiliated entities, predecessors, partners, joint venturers, directors, officers, shareholders, agents, employees, successors, and assigns (collectively referred to hereinafter as "DoubleClick") waives, releases, and discharges Jeffrey Epstein, any spouse, heirs, legal representatives and assigns (collectively, "Epstein"), from any and all claims, rights, demands, debts, obligations, damages or accountings of whatever nature which it may have, may have had, or, in the future, may believe it had, against Epstein arising prior to the date of its signing this release, whether known or unknown, asserted or unasserted other than acts or conduct constituting fraud or intentional misconduct, including but not limited to: (a) all claims and liability for any acts that violated or may have violated its rights under any contract, tort, or other common law, any federal, state or local law, or any other duty or obligation of any kind; (b) all liability for any claims whatsoever which were or may have been alleged against or imputed to Epstein by DoubleClick or anyone acting on Epstein's behalf; (c) all rights to or claims for wages, commissions, monetary or equitable relief, or compensatory, punitive, or liquidated damages, or reemployment or reinstatement in any position; and (d) all rights to or claims for attorneys' fees, costs, or disbursements.

         Notwithstanding the foregoing, this release shall not apply to claims based on, or preserved by, the 13 August 2001 letter agreement between Epstein and DoubleClick.


                                          DOUBLECLICK INC.



                                          By:
                                              -----------------------
                                          Brian Schipper
                                          Senior Vice President, Human Resources

                                          March 1, 2002





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                                    Exhibit B

                      RELEASE OF CLAIMS BY JEFFREY EPSTEIN


         For good and valuable consideration, I, on my own behalf and on behalf of any spouse, heirs, legal representatives and assigns, waive, release, and discharge DoubleClick Inc., its present and former subsidiaries, divisions, departments, affiliated entities, predecessors, partners, joint venturers, directors, officers, shareholders, agents, employees, successors, and assigns (collectively referred to hereinafter as "DoubleClick") from any and all claims, rights, demands, debts, obligations, damages or accountings of whatever nature which I may have, may have had, or, in the future, may believe I had, against DoubleClick arising prior to the date of my signing this release, whether known or unknown, asserted or unasserted other than acts or conduct constituting fraud or intentional misconduct, including but not limited to: (a) all claims and liability for any acts that violated or may have violated my rights under any contract, tort, or other common law, any federal, state, or local fair employment practices or civil rights law or regulation, any employee relations statute, executive order, law, regulation, or ordinance, any workers compensation law, or any other duty or obligation of any kind, including but not limited to rights created by 42 U.S.C. 'SS' 1981, Title VII of the Civil Rights Act of 1964 ("Title VII"), the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act ("ADA"), and all other federal, state, and local laws prohibiting employment discrimination of whatever kind or nature; (b) all liability for any claims whatsoever which were or may have been alleged against or imputed to DoubleClick by me or anyone acting on my behalf; (c) all rights to or claims for wages, commissions, monetary or equitable relief, or compensatory, punitive, or liquidated damages, or reemployment or reinstatement in any position; and (d) all rights to or claims for attorneys' fees, costs, or disbursements.

         Notwithstanding the foregoing, this release shall not apply to claims based on, or preserved by, the 13 August 2001 letter agreement between myself and DoubleClick.


                                                     ------------------------
                                                     Jeffrey Epstein

                                                     March 1, 2002